EXHIBIT 28.2

 NEWS RELEASE                                                             JMCG

                                CONTACT:       James K. Mitchell, Chairman and
                                               Chief Executive Officer
                                               Pamela R. Schneider, Sr. Vice
                                               President and General Counsel
                                TELEPHONE:     (619) 450-0055


 JMC GROUP STAYS ENFORCEMENT OF FINAL ORDER IN FLORIDA INSURANCE
                           PROCEEDING

SAN DIEGO, CA. (July 17, 1995) -- JMC Group, Inc. (NASDAQ:
JMCG) announced a stay of enforcement of the Final Order issued by the Florida Department of Insurance against its wholly-owned subsidiary, James Mitchell & Co. (JMC) and James K. Mitchell, personally.

The stay provides that the Florida Insurance Department will not require JMC to obtain an insurance agency license and will not revoke Mr.Mitchell's insurance license pending a decision on JMC's appeal of the Final Order. In the meantime, although JMC plans to file an immediate appeal of the entire Final Order, JMC has agreed that it will, to the extent it has not already done so, comply with the other aspects of the Final Order pending resolution of the appeal.

"As the industry has changed and regulatory guidelines for the sale of annuities in banks have been issued, we have complied with all published guidelines," stated Mitchell. "We believe that our annuity sales program in Florida, including our advertising and sales practices, conforms with all applicable regulations."

Mitchell said the Company was anxious to present its appeal in a judicial forum. "Since these proceedings began over two years ago, legal cases have been decided that we believe support our position," Mitchell stated. "The insurance department proceedings have adversely affected JMC in many ways and we look forward to finally resolving this issue."

JMC Group, Inc., through its wholly-owned subsidiaries, provides marketing and integrated support services for the sale of annuities and mutual funds to customers of financial institutions across the nation.